Exhibit 10(c)

AMENDMENT NUMBER SIX TO THE WALGREEN CO. RESTRICTED PERFORMANCE SHARE PLAN

Effective October 11, 2006, Section 4.2 of the Plan is amended in its entirety to read as follows:

"4.2 Changes in Capitalization. In the event of any change (increase or decrease) in the outstanding shares of the Company by reason of a stock dividend, recapitalization, merger, consolidation, stock split, split up, spin off, combination or exchange of shares, reorganization, liquidation, or other change in corporate capitalization, the aggregate number and class of Shares available under this Plan and the aggregate number and class of Shares that may be issued pursuant to any provision of this Plan that is expressed in terms of a specified number of Shares or that may be issued pursuant to any grant hereunder shall be appropriately and proportionately adjusted by the Committee to prevent dilution or enlargement of rights and preserve the value of outstanding awards; provided that fractional Shares shall be rounded to the nearest whole Share. The Committee’s determination shall be final and conclusive."